EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS APPOINTS NEW BOARD MEMBER

COMPANY ANNOUNCES RETIREMENT OF HARRY GRAY

LEXINGTON, MA, April 11, 2006 — Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that its Board of Directors has appointed Andrew J. Ferrara, founder and president of Boston Healthcare Associates, Inc., to the Indevus Board of Directors. Mr. Ferrara replaces Harry Gray who retired from the Indevus Board of Directors on March 7, 2006. Mr. Ferrara’s appointment is effective April 10. Mr. Ferrara is also expected to be named a member of the Board’s Nominating and Governance Committee.

“It is a pleasure to welcome such a high caliber individual to our Board of Directors,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “Andrew’s extensive experience and leadership in the biotechnology and pharmaceutical industries will be invaluable to the Company.”

“After 13 years of service to the Board, Harry Gray elected to retire and not stand for re-election” said Dr. Cooper. “On behalf of the Indevus Board, the Company’s management and employees, I would like to thank Harry for his years of dedicated service and invaluable contributions. We are deeply grateful for his guidance, support and contributions over the years.”

Mr. Ferrara spent the first twenty years of his career with Eli Lilly & Company where he held a number of positions in the U.S. and Europe in business areas including sales and sales management, marketing and public relations. During his last four years at Eli Lilly, he held the position of corporate director of new product planning and licensing. Following Eli Lilly, Mr. Ferrara served as group vice president of sales and marketing at Collaborative Research, Inc. In 1984, Mr. Ferrara co-founded and served as executive vice president at Polygen Corporation, a computer software company focused on the chemical and pharmaceutical research industries. During Mr. Ferrara’s tenure, he was responsible for business development, sales and product development and initiated a number of research and licensing agreements with academic institutions and major healthcare corporations in the U.S., Europe and Japan. In 1993, Mr. Ferrara founded Boston Healthcare Associates, a healthcare consulting company where he continues to serve as president. For the past thirteen years, Mr. Ferrara has advised and been involved in the development of a variety of public and private companies.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R) and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.